UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2007
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Intervoice, Inc. (the “Company”) entered into new employment agreements effective March 1, 2007, with each of its Senior Vice Presidents listed below. The initial terms of the agreements will end on February 28, 2009. The new employment agreements do not increase or otherwise modify the base salaries payable to any of the executives or their eligibility to participate in any annual incentive bonus program offered by the Company. The new agreements also do not grant any additional equity compensation.
     The employment agreements require that each executive not work for a competitor of the Company, disparage the Company, solicit employees to terminate their employment, or solicit customers or vendors to terminate their business with the Company, during the term of the agreement and for a period of 12 months (24 months with respect to non-solicitation of employees) following the end of his or her employment. The agreements further provide that the Company can terminate the executive’s employment for death, for Cause, or for Inability to Perform (as such terms are defined in the agreements). The Company may also terminate the executive’s employment without Cause upon at least 30 days prior written notice. If the executive’s employment is terminated due to death, the Company will pay the executive’s base salary to his or her designated beneficiary through the date of his or her death. If the executive is terminated for Cause or for Inability to Perform, the Company will have no liability for further payments to the executive other than payment of any unpaid portion of base salary through the date specified in the notice of termination. If the executive’s employment is terminated by the Company for any reason other than death, Inability to Perform, or Cause, the Company will continue to pay the executive’s base salary for 12 months following the end of his or her employment if, within 45 days, the executive signs a general release agreement in a form acceptable to the Company. The Company may modify the schedule for paying such amount if it determines the modifications are necessary to meet the requirements of Section 409A of the Internal Revenue Code. The Company will also continue to make matching contributions toward the payment of the executive’s premiums for the Company’s group health insurance coverage for a period of up to 12 months if his or her employment is terminated by the Company for any reason other than death or Cause.
     If, in the reasonable judgment of the Company, the executive after the termination of his or her employment violates any obligations of confidentiality, non-competition, non-solicitation or non-disparagement under the agreement, the Company’s obligation to make monthly payments will end. In addition, the Company may suspend such payments if the executive is arrested or indicted for any felony or similar criminal offense, or any violation of federal or state securities laws, or a civil enforcement action is brought against the executive by a regulatory agency for actions or omissions related to his or her employment with the Company, or if the Company reasonably believes the executive has committed an act or omission that would have entitled the Company to terminate his or her employment for Cause. If the executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to a civil or criminal proceeding, or if the Board determines that the executive has committed such an act or omission, the Company’s obligation to make any additional monthly payments will end and the executive will repay to the Company any such payments previously received. If any such civil or criminal proceedings do not result in a finding of guilt or an entry of a plea arrangement or consent decree or similar arrangement, or the Board determines that the executive has not committed such an act or omission, the Company will pay to the executive any monthly payments that were suspended, with interest, and continue to make all remaining payments due under the agreement.
     Following a Corporate Change (as defined in the agreements) with less than one year remaining under the agreement, the term of the Agreement will automatically extend through the first anniversary of the date of the Corporate Change. The Senior Vice Presidents of the Company who entered into the employment agreements are:
Don Brown — SVP Human Resources & Real Estate
Andrea Holko — SVP Global Consulting Services
Dean Howell — SVP and General Counsel
George T. Platt — SVP Global Channels and Sales Operations
Ken Goldberg — SVP Corporate Development and Strategy
Mark Harris — SVP Global Services and Americas
Mike Polcyn — SVP Engineering and Chief Technology Officer
Walter Megura — SVP Americas Sales
     All of the Senior Vice Presidents will enter into a form of employment agreement substantially in the form of Exhibit 10.1, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired.
     Not applicable.
     (b) Pro Forma Financial Information.
     Not applicable.
     (c) Shell Company Transactions.
     Not applicable.
     (d) Exhibits.

Exhibit
Number	Exhibit Title

10.1	Form of Employment Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
Senior Vice President, General Counsel and Secretary

Date: March 7, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

10.1	Form of Employment Agreement